Exhibit 99.1

Atlantic Power Corporation Announces the Issuance of Redemption Notice for Series D Convertible Unsecured Subordinated Debentures

DEDHAM, Mass., March 7, 2019 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) issued a redemption notice on March 7, 2019 to redeem, on April 10, 2019, the aggregate principal amount of Cdn$24,738,000 of the outstanding 6.00% series D extendible convertible unsecured subordinated debentures due December 31, 2019 (the “Series D Debentures”), representing all of the outstanding principal amount of Series D Debentures.

On redemption, holders of the Series D Debentures will receive Cdn$1,016.6667 for each Cdn$1,000 principal amount of Series D Debentures so redeemed, being the principal amount thereof plus accrued and unpaid interest to, but excluding the date of the redemption (the “Redemption Price”).  The Series D Debentures are represented by a global debenture certificate registered to CDS & Co.  Consequently, beneficial holders of the Series D Debentures redeemed need not take any action in order to receive the Redemption Price.

This press release was issued at the request of the Toronto Stock Exchange.  For more information on the redemption of the Series D Debentures, please refer to the Company’s Form 8-K dated March 7, 2019 available under the Company’s profile on SEDAR at www.sedar.com or by visiting EDGAR on the SEC website at www.sec.gov.

For more information, please contact:

Atlantic Power Corporation

Investor Relations

(617) 977-2700

info@atlanticpower.com